INVESTORS                                                    MEDIA
Kevin Twomey                                                 Karen Rugen
(717) 731-6540                                               (717) 730-7766
or investor@riteaid.com

FOR IMMEDIATE RELEASE

             JAMES P. MASTRIAN PROMOTED TO CHIEF OPERATING OFFICER
                            AT RITE AID CORPORATION

                Mark Panzer Promoted to Chief Marketing Officer

          Mark de Bruin Promoted to Executive Vice President-Pharmacy

Camp Hill, PA, October 10, 2005--Rite Aid Corporation (NYSE, PCX: RAD) announced today that James P. Mastrian has been promoted to Chief Operating Officer.

The company also announced the promotions of Mark Panzer to Senior Executive Vice President and Chief Marketing Officer and Mark de Bruin to Executive Vice President, Pharmacy. Both will report to Mastrian. All three promotions are effective immediately.

"Combining all the functions that directly impact the profitability of our stores under Jim Mastrian's proven leadership will better position us to grow our business and improve our performance, especially in pharmacy," said Mary Sammons, Rite Aid President and CEO.

In his new position, Mastrian, 63, formerly Senior Executive Vice President, Marketing, Logistics and Pharmacy Services, will have overall responsibility for all store operations, category management, marketing, merchandising, supply chain, pharmacy services and the company's new pharmacy benefit management company. He will continue to report to Sammons.

Mastrian, a pharmacist with 40 years of experience in the retail drugstore industry, joined Rite Aid in 1998 as Executive Vice President of Category Management and was promoted to Executive Vice President of Marketing in 1999 and to Senior Executive Vice President in 2000. Prior to Rite Aid, Mastrian was Senior Executive Vice President of Merchandising and Marketing for Office Max. From 1990 to 1997 he held positions of increasing responsibility with Revco D.S., a chain of retail drugstores based in the Midwest, rising to Executive Vice President of Marketing. He also held senior management positions at Gray Drug Fair Stores and People's Drug Stores, Inc.

                                    - MORE -

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Rite Aid Press Release - page two


In his new position, Panzer, 48, formerly Senior Executive Vice President, Store Operations, will oversee category management, marketing, merchandising and supply chain. A veteran of the retail drugstore industry, he joined Rite Aid in 2001 as Executive Vice President, Store Operations and was promoted the following year to Senior Executive Vice President. Prior to joining Rite Aid, he served as a corporate vice president of marketing and sales at Albertson's grocery chain, where he developed marketing and merchandising programs for 2,600 stores in 37 states. Panzer began his career in 1972 with Osco Drug, Inc., a division of Jewel Companies acquired by American Stores and later merged with Albertson's. He held a variety of operations and marketing positions of increasing responsibility both at Osco and American Stores.

"Mark's unique combination of operational and marketing expertise will be a major asset in his new role as he continues to develop programs designed to increase transactions, attract new customers and improve the Rite Aid shopping experience," Sammons said.

In his new position, Mark de Bruin, 46, formerly Senior Vice President, Pharmacy Services, will oversee pharmacy operations, managed care, clinical services, pharmacy purchasing, government affairs and the company's new pharmacy benefit management company. De Bruin, who started his career as a pharmacist for American Drug Stores, joined Rite Aid in 2003 after serving as Vice President, Managed Care and Pharmacy Procurement for Albertson's, Inc. From 1994 to 1999 he worked for RxAMERICA, Inc., a pharmacy benefit management company, rising to General Manager, and has served in a variety of managed health care positions for American Drug Stores and Vons supermarket chain. He is a member of the U.S. Department's Health and Human Services Medicaid Commission and serves as chairman of the policy council for the National Association of Chain Drug Stores.

"Mark has repeatedly demonstrated his knowledge and expertise in all aspects of the pharmacy business, both at Rite Aid and as a leader in the retail drugstore industry," Sammons said. "Giving him responsibility for the many functions that directly affect pharmacy, including pharmacy operations, puts an even stronger focus on that critical part of our business."

Rite Aid Corporation is one of the nation's leading drugstore chains with annual revenues of $16.8 billion and approximately 3,350 stores in 28 states and the District of Columbia. Information about Rite Aid, including corporate background and press releases, is available through the company's website at www.riteaid.com.
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